Exhibit 2.1

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) is adopted as of December 8, 2025 and sets forth certain terms of the conversion of Exodus Movement, Inc., a Delaware corporation (the “Delaware Corporation”), to Exodus Movement, Inc., a Texas corporation (the “Texas Corporation”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and the Texas Business Organizations Code (as amended, the “TBOC”).

RECITALS:

1.
The Delaware Corporation was incorporated on July 25,2016.
2.
Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and Title 1, Chapter 10, Subchapter C of the TBOC, the Delaware Corporation will be converted to a Texas Corporation.
3.
The Board of Directors of the Delaware Corporation (the “Board”) has unanimously (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Delaware Corporation and its stockholders and recommended the approval of the Conversion by the stockholders of the Delaware Corporation and (ii) approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Texas Charter, the Texas Bylaws, the Texas Certificate of Conversion and the Delaware Certificate of Conversion (as each is defined below).
4.
The stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Texas Charter, the Texas Bylaws, the Texas Certificate of Conversion and the Delaware Certificate of Conversion.
5.
In connection with the Conversion, at the Effective Time (as defined below), each share of Class A Common Stock, par value $0.000001 per share (the “Delaware Class A Common Stock”), and each share of Class B Common Stock, par value $0.000001 per share (the “Delaware Class B Common Stock”), of the Delaware Corporation issued and outstanding (or held in treasury) immediately prior to the Effective Time shall be converted into one share of Class A Common Stock, par value $0.000001 per share (the “Texas Class A Common Stock”), and one share of Class B Common Stock, par value $0.000001 per share (the “Texas Class B Common Stock”), of the Texas Corporation, respectively.
6.
The mode of carrying out the Conversion into effect shall be as described in this

Plan.

ARTICLE I

THE CONVERSION

1.1.
Conversion. At the Effective Time, the Delaware Corporation will be converted to the Texas Corporation, pursuant to, and in accordance with, Section 266 of the DGCL and Title 1, Chapter 10, Subchapter C of the TBOC (the “Conversion”), whereupon the Delaware

Exhibit 2.1

Corporation will continue its existence in the organizational form of the Texas Corporation, which will be subject to the laws of the State of Texas.

1.2.
Certificate of Conversion. Following the approval of the Conversion, including this Plan and the Texas Charter, the Delaware Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and shall file a certificate of conversion in the form attached hereto as Exhibit B (the “Texas Certificate of Conversion”) and the certificate of formation in the form attached hereto as Exhibit C (the “Texas Charter”) and any and all documents required to be filed with the Secretary of State of the State of Texas (the “Texas Secretary of State”) in connection with the Conversion and the Delaware Corporation or the Texas Corporation, as applicable, and shall make all other filings or recordings required by the DGCL or the TBOC in connection with the Conversion.
1.3.
Effective Time. The Conversion will become effective upon the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State and the Texas Certificate of Conversion and the Texas Charter with the Texas Secretary of State or at such later time as specified in the Delaware Certificate of Conversion and the Texas Certificate of Conversion (the “Effective Time”).

ARTICLE II

ORGANIZATION

2.1 Texas Governing Documents. At the Effective Time, the Texas Charter and the bylaws of the Texas Corporation in the form attached hereto as Exhibit D (the “Texas Bylaws” and, together with the Texas Charter, the “Texas Governing Documents”) shall be the articles of incorporation and bylaws of the Texas Corporation until amended and/or restated in accordance with the Texas Governing Documents and applicable law.

2.2 Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or its stockholders, (i) the members of the Board and the officers of the Delaware Corporation holding their respective offices in the Delaware Corporation existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Texas Corporation and (ii) each committee of the Board as of immediately prior to the Effective Time shall be constituted as a committee of the Board of the Texas Corporation, and each member of each committee of the Board of the Delaware Corporation as of immediately prior to the Effective Time shall continue as a member of each corresponding committee of the Board of the Texas Corporation as of the Effective Time.

ARTICLE III

EFFECT OF THECONVERSION

3.1 Effect of Conversion. At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the TBOC. Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and the State of Texas, all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Texas Corporation and shall be the property of the Texas Corporation, and all debts,

Exhibit 2.1

liabilities, and duties of the Delaware Corporation shall remain attached to the Texas Corporation, and may be enforced against the Texas Corporation to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Texas Corporation.

3.2 Conversion of Shares. At the Effective Time, by virtue of the Conversion and without any further action by the Delaware Corporation or its stockholders, (i) each share of Delaware Class A Common Stock issued and outstanding or held in treasury immediately before the Effective Time shall be converted into one share of Texas Class A Common Stock, and all options, warrants, restricted stock units or other right to receive, purchase or acquire a share of Delaware Class A Common Stock shall automatically be converted into an option, warrant, restricted stock unit or other entitlement to receive, purchase or acquire a share of Texas Class A Common Stock, (ii) each share of Delaware Class B Common Stock issued and outstanding or held in treasury immediately before the Effective Time shall be converted into one share of Texas Class B Common Stock, and all options, warrants, restricted stock units or other right to receive, purchase or acquire a Delaware Class B Common Stock shall automatically be converted into an option, warrant, restricted stock unit or other entitlement to receive, purchase or acquire a share of Texas Class B Common Stock and (iii) each common stock token representing a share of Delaware Class A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into a common stock token representing a share of Texas Class A Common Stock. From and after the Effective Time, any stock certificates that immediately prior to the effective time represented issued and outstanding shares of Delaware Class A Common Stock or Delaware Class B Common Stock shall be deemed to represent shares of Texas Class A Common Stock or Texas Class B Common Stock, as applicable, to which such shares of Delaware Class A Common Stock or Delaware Class B Common Stock were converted pursuant to the Conversion. Notwithstanding anything to the contrary herein, shares of Texas Class A Common Stock or Texas Class B Common Stock, including those issued pursuant to the Conversion, may be issued as uncertificated shares.

ARTICLE IV

MISCELLANEOUS

4.1 Abandonment or Amendment. At any time prior to the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State, the Delaware Corporation may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.

4.2 Captions. The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3 Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.

4.4 Governing Law. This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

Exhibit 2.1

IN WITNESS WHEREOF, this Plan has been executed on behalf of the Delaware Corporation by its officer thereunto duly authorized, as of the date first set forth above.

EXODUS MOVEMENT, INC.

By: /s/ Jon Paul Richardson

Name: Jon Paul Richardson

Title: Chief Executive Officer